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                                                            EXHIBIT 8.(g)(2)(ii)


                AMENDMENT NO. 1 TO RESTATED CUSTODIAN AGREEMENT

        This Amendment, dated the 28th day of June 1991, is entered into between ASSET MANAGEMENT FUND FOR FINANCIAL INSTITUTIONS, INC. (the "Fund"), a Maryland corporation, and PROVIDENT NATIONAL BANK ("Provident"), a national banking association.

        WHEREAS, the Fund and Provident have entered into a Restated Custodian Agreement dated as of March 1, 1991, (the "Custodian Agreement"), pursuant to which the Fund appointed Provident to act as custodian for its investment portfolios; and

        WHEREAS, the Fund's Board of Directors has approved this Amendment; and

        WHEREAS, the Fund has established an additional class of Fund Shares, Adjustable Rate Mortgage (ARM) Portfolio Shares, with respect to which it wants to appoint Provident to act as custodian under the Custodian Agreement; and

        WHEREAS, Provident has notified the Fund that it wants to serve as custodian for the Adjustable Rate Mortgage (ARM) Portfolio ("ARM Portfolio");

        NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

        1. Appointment. The Fund hereby appoints Provident to act as custodian for the property of the ARM Portfolio for the period and on the terms set forth in the Custodian Agreement. Provident hereby accepts such appointment and agrees to render the services set forth in the Custodian Agreement, for the compensation as agreed to between the Fund and Provident from time to time.

        2. Capitalized Terms. From and after the date hereof, the following terms as used in the Custodian Agreement shall be deemed to include also the meaning specified herein: "Fund Shares" shall be deemed to include ARM Portfolio Shares; and "Class(es)" shall be deemed to include the class of ARM Portfolio Shares.

        3. Compensation. Paragraph 18 is hereby amended after the last sentence to include the following two paragraphs:

        As compensation for the services rendered by Provident for the Adjustable Rate Mortgage (ARM) Portfolio during the term of this Agreement, the Fund will pay to Provident monthly fees equal to an asset based charge of .025% of the first $100 million of average gross assets, .020% of the next $400 million of average
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           gross assets, .015% of the next $500 million of average gross assets, and .012% of the average gross assets over $1 billion; exclusive of out-of-pocket expenses, holdings and transaction costs.

           For the ARM Portfolio, the Fund shall also pay a $6.00 holdings
           charge per   month for each holding in the portfolio; and a
           transaction fee of $15.00 for each purchase, sale, or maturity of a security (including money market instruments), $30.00 for each purchase, sale or expiration of an options contract (round trip), $50.00 for each purchase, sale or expiration of a futures contract (round trip), and $15.00 for each repurchase trade (round trip). No transaction fee shall apply to paydowns of mortgaged-backed securities. For the ARM Portfolio, a minimum monthly fee of $1,000 shall apply whenever the amount of the fee calculated under the asset-based fee formula is less than said minimum monthly fee; exclusive of out-of-pocket expenses, holdings and transaction costs. However, the minimum monthly fee shall be waived for a two year period from the commencement of operations.

        4. Miscellaneous. Except to the extent amended and supplemented hereby, the Custodian Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended and supplemented hereby.

        IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

                                        ASSET MANAGEMENT FUND FOR
                                        FINANCIAL INSTITUTIONS, INC.


                                        By:/s/
                                           --------------------------------
                                           Title:  Vice President


                                        PROVIDENT NATIONAL BANK


                                        By:/s/
                                           --------------------------------
                                           Title:  Vice President